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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                               Clarus Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    182707109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 29, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ X ] Rule 13d-1(b)

            [   ] Rule 13d-1(c)

            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                                PAGE 1 OF 9 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  2  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Hancock Venture Partners, Inc. and
           John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  3  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Life Insurance Company  (formerly named John Hancock Mutual Life Insurance Company)
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Hancock Venture Partners, Inc. and
           John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  4  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 322,449: 13,399 through its direct, wholly-owned subsidiary, Hancock Venture Partners,
                             Inc. and 309,050 through its indirect, wholly owned subsidiary, John Hancock Advisers,
                             Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  322,449: 13,399 through its direct, wholly-owned subsidiary, Hancock Venture Partners,
                             Inc. and 309,050 through its indirect, wholly owned subsidiary, John Hancock Advisers,
                             Inc.

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           322,449: 13,399 through its direct, wholly-owned subsidiary,  Hancock
           Venture Partners, Inc. and 309,050 through its indirect, wholly owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.9%:  .1%  through  its  direct,  wholly-owned  subsidiary,  Hancock
           Venture Partners, Inc. and 2.8% through its indirect wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  5  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hancock Venture Partners, Inc.
           I.R.S. No. 04-2765223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 13,399

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  13,399

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,399

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.9%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Clarus Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      3970 Johns Creek Court, Suite 100
                      Suwanee, GA  30024

         Item 2(a)    Name of Person Filing:
                      This  filing is made on behalf of John  Hancock  Financial
                      Services,   Inc.  ("JHF"),   JHF's  direct,   wholly-owned
                      subsidiary,    John   Hancock   Life   Insurance   Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock    Subsidiaries,    Inc.   ("JHSI")   and   JHSI's
                      wholly-owned  subsidiary,  Hancock Venture Partners,  Inc.
                      ("Venture").

                      Effective  February  1,  2000,  JHF  became  the parent of
                      JHLICO,  formerly named John Hancock Mutual Life Insurance
                      Company.

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business office of Venture is located at One Financial Center, Boston, Massachusetts 02111.

         Item 2(c)    Citizenship:
                      JHLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHF, JHSI and Venture were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      182707109

         Item 3       If  the  Statement  is  being  filed  pursuant  to  Rule
                      13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHF:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      Venture:      (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act
                                            of 1940.

                                PAGE 6 OF 9 PAGES


         Item 4       Ownership:

                      (a)   Amount Beneficially  Owned:  Venture has beneficial
                            ownership of 13,399 shares of Common Stock. Venture
                            is  a  managing  general  partner  of  the  general
                            partner of  HarbourVest  Partners  IV - Direct Fund
                            L.P. ("Fund IV") and Falcon Ventures II L.P., which
                            hold  shares  of  the  Issuer.   Venture  has  sole
                            beneficial  ownership  of the  shares  held in this
                            partnership.    Through   their   parent-subsidiary
                            relationship  to Venture, JHF, JHLICO and JHSI have
                            indirect beneficial ownership of the Venture shares.

                            In addition to the shares held by Venture, John
                            Hancock Advisers, Inc. ("JHA"), an Investment Adviser
                            registered under ss. 203 of the Investment Advisers
                            Act  of  1940   and  the   indirect,   wholly-owned
                            subsidiary of JHF,  JHLICO and JHSI, has beneficial
                            ownership of 309,050 shares of Common Stock held in
                            various Investment Companies registered under ss. 8
                            of the Investment Company Act.

                      (b)   Percent of Class:
                            JHSI    -  2.9%
                            Venture -   .1%
                            JHA     -  2.8%

                      (c)    (i)    sole  power  to vote or to  direct  the
                                    vote:  Venture  has sole power to vote or
                                    to  direct  the  vote of  13,399  shares  of
                                    Common Stock.  JHA has sole power to vote
                                    or to direct the vote of  309,050  shares of
                                    Common Stock.

                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii)  sole power to dispose or to direct the disposition
                                    of: Venture has sole power to dispose or to direct
                                    the  disposition  of 13,399 shares of Common Stock.
                                    JHA has sole power to dispose or to direct the
                                    disposition  of  309,050  shares  of  Common
                                    Stock.

                             (iv)   shared power to dispose or to direct the
                                    disposition of:   -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4(a).

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                PAGE 7 OF 9 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.


                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: March 10, 2000                                Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company


                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: March 10, 2000                                Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.


                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: March 10, 2000                                Title:   Secretary


                                                     Hancock Venture Partners, Inc.


                                                     By:      /s/Martha D. Vorlicek
                                                              ---------------------
                                                     Name:    Martha D. Vorlicek
Dated: March 10, 2000                                Title:   Managing Director



                                PAGE 8 OF 9 PAGES





EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., and Hancock Venture Partners, Inc.
agree that the Terminating Schedule 13G (Amendment No. 3) to which this Agreement is attached, relating to the Common Stock of Clarus Corporation is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: March 10, 2000                                Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: March 10, 2000                                Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: March 10, 2000                                Title:   Secretary


                                                     Hancock Venture Partners, Inc.

                                                     By:      /s/Martha D. Vorlicek
                                                              ---------------------
                                                     Name:    Martha D. Vorlicek
Dated: March 10, 2000                                Title:   Managing Director



                                PAGE 9 OF 9 PAGES